Exhibit 99.1

For Immediate Release
Phoenix, Arizona - October 18, 2006
Contact:
David Jackson, CFO
(602) 269-2000

Knight Transportation Posts Record Revenue and Net Income for the Third Quarter of 2006

Knight Transportation, Inc. (NYSE: KNX) announced today its financial results for the quarter and year-to-date ended September 30, 2006.

For the quarter, total revenue increased 19.5%, to $174.7 million from $146.2 million for the same quarter of 2005. Revenue, before fuel surcharge, increased 15.1%, to $146.6 million from $127.4 million for the same quarter of 2005. Net income increased 22.0%, to $18.9 million from $15.5 million for the same period of 2005. Net income per diluted share increased to $0.22 from $0.18 for the same period of 2005. Excluding equity-based compensation expense for the third quarter 2006, net income increased 25.8%, to $19.5 million from $15.5 million for the same period of 2005, when equity-based compensation was not required to be expensed.

Year-to-date, total revenue increased 21.7%, to $489.5 million from $402.2 million for the same period of 2005. Revenue, before fuel surcharge, increased 16.2%, to $416.3 million from $358.2 million for the same period of 2005. Net income increased 22.3%, to $52.8 million from $43.2 million for the same period of 2005. Net income per diluted share increased to $0.61 from $0.50 for the same period of 2005. Excluding equity-based compensation expense for the nine months ended September 30, 2006, net income increased 25.9%, to $54.4 million from $43.2 million for the same period of 2005, when equity-based compensation was not required to be expensed.

The company previously announced a cash dividend of $.02 per share to shareholders of record on September 8, 2006, which was paid on September 29, 2006.

On October 12, 2006, Knight Transportation was named to Forbes Magazine's list of the "200 Best Small Companies in America " for the twelfth consecutive year.

Chairman and Chief Executive Officer, Kevin P. Knight, in commenting on the quarter said, "This quarter represented the 47th consecutive quarter, since going public, that Knight Transportation generated higher year-over-year operating income. Our operating ratio was 79.1%, a 130 basis point improvement over the third quarter of 2005. Our net income, as a percentage of revenue before fuel surcharge, was 12.9%, which was the best 3rd quarter in our history and a 50 basis point improvement over the same quarter in 2005. Our team achieved these results despite 68 basis points of negative impact on the operating ratio from non-cash expensing of equity compensation during the quarter.

"Revenue growth continued during the quarter and was driven by a combination of fleet expansion and increased revenue per mile. In the quarter we opened our 24th dry van truckload service center in Boise, Idaho.

"For the third quarter, average freight revenue per tractor per week remained essentially constant at $3,154 compared with $3,159 during a very strong freight quarter in 2005. Average revenue per loaded mile, before fuel surcharges, increased 7.6%, while non-revenue miles increased by a percentage point with a shorter average length of haul. Average miles per tractor decreased 6.4% as compared to the same period of 2005. Adjusting for the one less business day in the third quarter 2006 (63) compared to third quarter 2005 (64), average miles per tractor would have decreased 4.9%. The decrease in utilization is also attributed to a less robust freight environment, more stringent hours of service regulations, and a shortened length of haul.

"Continued positive results in fuel surcharge recovery and used equipment sales, as well as our constant focus on cost controls, more than overcame expense increases relating to recording equity based compensation expense, increased driver compensation, prices of revenue equipment, and declining fuel efficiency due to emissions control regulations.

"The 2006 periods include our initial adoption of the accounting standard which requires expensing of equity based compensation such as stock options. At Knight Transportation we have a broad based stock option program in which approximately one-third of our total employees participate. The third quarter and first nine months of 2006 included approximately $1.0 million and $2.6 million, respectively, of non-cash equity-based compensation expense recorded, while such expense was not recorded in 2005.

"For the quarter, we invested $30.7 million in net capital expenditures. At September 30, 2006, our balance sheet reflected $17.1 million in cash and short-term investments, zero debt, and $406.4 million in shareholders' equity.

"Looking forward, we intend to continue to execute our business model that is focused on industry-leading growth and profitability. This will not be easy in the current environment. However, with our network of 24 dry van and 3 refrigerated service centers to support company growth efforts nationwide, we are optimistic about our opportunity. We also will continue to evaluate the market for acquisition opportunities that make sense within our disciplined operating framework. Our base expectation for the medium to longer term is to grow our fleet between ten and fifteen percent annually. We will evaluate that base goal and may adjust it up or down periodically based on factors such as freight demand, driver availability, and acquisitions. "

The Company will hold a conference call on October 19, 4PM ET, to further discuss its results of operations for the quarter ended September 30, 2006. The dial in number for this conference call is 1-866-550-6338.

Knight Transportation, Inc is a truckload carrier offering dry van, refrigerated, and brokerage services to customers through a network of service centers located throughout the United States. As "Your Hometown National Carrier, " Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation nationwide and beyond through the scale of one of North America's largest trucking companies. The principal types of freight we transport include consumer staples, retail, paper products, packaging/plastics, manufacturing, and import/export commodities.

INCOME STATEMENT DATA:	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited, in thousands, except per share amounts)

	2006	2005	2006	2005
REVENUE:
Revenue, before fuel surcharge	$146,555	$127,444	$416,266	$358,241
Fuel surcharge	28,117	18,744	73,225	43,996
TOTAL REVENUE	174,672	146,188	489,491	402,237

OPERATING EXPENSES:
Salaries, wages and benefits	49,467	41,934	140,530	118,047
Fuel expense - gross	45,528	37,051	124,775	93,084
Operations and maintenance	9,277	9,067	26,991	24,869
Insurance and claims	6,929	4,916	18,791	17,221
Operating taxes and licenses	3,423	3,112	10,015	9,006
Communications	1,397	1,009	4,134	2,936
Depreciation and amortization	15,449	13,328	45,041	38,423
Lease expense - revenue equipment	106	67	323	67
Purchased transportation	10,871	8,585	28,609	22,196
Miscellaneous operating expenses	1,616	2,107	3,646	5,415
	144,063	121,176	402,855	331,264
Income From Operations	30,609	25,012	86,636	70,973

Other income	-	551	-	551
Interest income	301	188	878	442
	301	739	878	993

Income Before Income Taxes	30,910	25,751	87,514	71,966
INCOME TAXES	12,060	10,300	34,710	28,800

NET INCOME	$18,850	$15,451	$52,804	$43,166
Net Income Per Share
- Basic	$0.22	$0.18	$0.62	$0.51
- Diluted	$0.22	$0.18	$0.61	$0.50
Weighted Average Shares Outstanding
- Basic	85,895	85,298	85,823	85,215
- Diluted	86,922	86,744	87,077	86,715

BALANCE SHEET DATA:
	9/30/2006	12/31/2005
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$10,668	$18,809
Short term investment	6,463	2,278
Restricted cash	-	211
Accounts receivable, net	84,004	79,848
Notes receivable, net	270	241
Other Assets	9,095	3,355
Prepaid expenses	7,683	7,156
Deferred tax asset	8,190	8,533
Total Current Assets	126,373	120,431

Property and equipment, net	403,497	352,339
Notes receivable, long-term	407	344
Goodwill	8,439	8,119
Other assets and restricted cash	5,218	2,594

Total Assets	$543,934	$483,827

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$12,389	$7,464
Accrued payroll	6,524	5,452
Accrued liabilities	16,283	13,307
Dividends payable	-	1,713
Other current liabilities	-	211
Claims accrual	23,214	26,155
Total Current Liabilities	58,410	54,302

Deferred Income Taxes	79,155	76,597

Total Liabilities	137,565	130,899

Common stock	860	857
Additional paid-in capital	92,936	87,148
Retained earnings	312,573	264,923
Total Shareholders' Equity	406,369	352,928

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$543,934	$483,827

	Three Months Ended September 30,			Nine Months Ended September 30,

	2006	2005		2006	2005
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
OPERATING STATISTICS			% Change			% Change
Average Revenue Per Loaded Mile*	$1.766	$1.642	7.6%	$1.713	$1.633	4.9%

Average Revenue Per Total Mile*	$1.546	$1.451	6.5%	$1.503	$1.439	4.4%

Empty Mile Factor	12.5%	11.6%	7.8%	12.2%	11.9%	2.5%

Average Miles Per Tractor	26,510	28,308	-6.4%	80,292	84,012	-4.4%

Average Length of Haul	551	582	-5.3%	561	571	-1.8%

Operating Ratio**	79.1%	80.4%		79.2%	80.2%

Average Tractors - Total	3,463	3,078	12.5%	3,371	2,945	14.5%

Tractors - End of Quarter:
Company	3,346	2,926		3,346	2,926
Owner - Operator	232	241		232	241
	3,578	3,167		3,578	3,167

Trailers - End of Quarter	8,188	7,749		8,188	7,749

Net Capital Expenditures (in thousands)	$30,682	$28,452		$88,098	$66,048

Cash Flow From Operations (in thousands)	$24,669	$9,032		$86,367	$62,317

*	Excludes fuel surcharge.

**
Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:     Dave Jackson, CFO, at (602) 269-2000

Back to Form 8-K